calculation of registration fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$350,000,000.00	$10,745.00
PROSPECTUS	Pricing Supplement Number: 4618
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated May 10, 2007
Dated March 29, 2006	Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	May 10, 2007
Settlement Date (Original Issue Date):	May 15, 2007
Maturity Date:	May 4, 2020
Principal Amount:	US$350,000,000 (plus accrued interest from and including May 4, 2007 to but excluding May 15, 2007)
Price to Public (Issue Price):	100.163%
Agents Commission:	0.330%
All-in Price:	99.833%
Accrued Interest:	US$593,541.67
Net Proceeds to Issuer:	US$350,009,041.67
Treasury Benchmark:	4.625% due February 15, 2017
Treasury Yield:	4.652%
Spread to Treasury Benchmark:	Plus 88 basis points
Reoffer Yield:	5.532%
Interest Rate per Annum:	5.550%
Interest Payment Dates:	Semi-Annually on May 4 and November 4 of each year, commencing November 4, 2007 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962G2T0
ISIN:	US36962G2T02

Page 2
Filed Pursuant to Rule 424(b)(3)
Dated May 10, 2007
Registration Statement: No. 333-132807

Investing in the Notes involves risks. See "Risks of Foreign Currency Notes and Indexed Notes" on page 2 of the accompanying prospectus supplement and "Risk Factors" on page 2 of the accompanying prospectus.

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 100.163% of the aggregate principal amount less an underwriting discount equal to 0.330% of the principal amount of the Notes.

Institution	Commitment
Lead Managers
Banc of America Securities LLC	$200,000,000
Citigroup Global Markets, Inc.	$150,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of US$750,000,000 principal amount of Fixed Rate Notes due May 4, 2020 as described in the Issuers pricing supplement number 4605 dated April 27, 2007.

General Information

At March 31, 2007, the Company had outstanding indebtedness totaling $443.274 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2007, excluding subordinated notes payable after one year, was equal to $438.374 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Three Months Ended
2002	2003	2004	2005	2006	March 31, 2007
1.43	1.77	1.87	1.70	1.64	1.48

Page 3
Filed Pursuant to Rule 424(b)(3)
Dated May 10, 2007
Registration Statement: No. 333-132807

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.